Exhibit 99.1

1900 E. 9th Street
Cleveland, Ohio 44114
NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for First Quarter 2008
Cleveland, April 18, 2008 – PFGI Capital Corporation announced that a cash payment will be paid on May 19, 2008 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from February 18, 2008 through May 17, 2008, are payable to holders of record on May 1, 2008, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.
PFGI Capital Corporation also announced financial results for the first quarter of 2008. Net income was $4.7 million for the first quarter of 2008, compared to $4.9 million for the first quarter a year ago. Total interest income was $5.0 million in the first quarter of 2008, compared to $5.1 million in the first quarter of 2007. The provision for loan participation losses was $79 thousand in the first quarter of 2008 versus a reversal of previously recognized provision of approximately $60 thousand in the first quarter a year ago. Noninterest expense, including loan servicing and management fees, was $198 thousand and $191 thousand for the first quarters of 2008 and 2007, respectively.
At March 31, 2008, loan participations totaled $289 million, there were no non-performing assets or impaired loans, and the reserve for loan participation losses was $514 thousand. At March 31, 2008, total assets and total shareholders’ equity were both $300 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
For further information, please contact
Jill Hennessey, Investor Relations
National City Corporation
1-216-222-9253